---------------------
                                                           OMB APPROVAL
                                                      ---------------------
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average
                                                      burden hours per
                                                      response......14.90
                                                      ---------------------

                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549




                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             CINAR Corporation
 ------------------------------------------------------------------------
                              (Name of Issuer)

             Class B Limited Voting Common Stock, no par value
 ------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 171905300
               --------------------------------------------
                               (CUSIP Number)

                              January 23, 2004
               --------------------------------------------
          (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                  -------------------------------
CUSIP NO. 171905300               13G                 PAGE 2 OF 10 PAGES
-----------------------------                  -------------------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Korsant Partners, LLC

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (A) |_|
      (SEE INSTRUCTIONS)                                               (B) |_|

------------------------------------------------------------------------------
  3   SEC USE ONLY

------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  Virginia

------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF               0
     SHARES
                --------------------------------------------------------------
                 6   SHARED VOTING POWER
  BENEFICIALLY
                           1,778,617
    OWNED BY
                --------------------------------------------------------------
      EACH       7   SOLE DISPOSITIVE POWER

                           0
   REPORTING
                --------------------------------------------------------------
     PERSON      8   SHARED DISPOSITIVE POWER
      WITH
                           1,778,617

------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,778,617

------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                   |_|

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.12%

------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            OO

------------------------------------------------------------------------------

-----------------------------                  -------------------------------
CUSIP NO. 171905300               13G                 PAGE 3 OF 10 PAGES
-----------------------------                  -------------------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Lusman Investment Partners

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (A) |_|
      (SEE INSTRUCTIONS)                                               (B) |_|

------------------------------------------------------------------------------
  3   SEC USE ONLY
------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  New York

------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF               0
     SHARES
                --------------------------------------------------------------
                 6   SHARED VOTING POWER
  BENEFICIALLY
                           197,624
    OWNED BY
                --------------------------------------------------------------
      EACH       7   SOLE DISPOSITIVE POWER

                           0
   REPORTING
                --------------------------------------------------------------
     PERSON      8   SHARED DISPOSITIVE POWER
      WITH
                           197,624

------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            197,624

------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                   |_|

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.57%

------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN

------------------------------------------------------------------------------

-----------------------------                  -------------------------------
CUSIP NO. 171905300               13G                 PAGE 4 OF 10 PAGES
-----------------------------                  -------------------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Philip B. Korsant

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (A) |_|
      (SEE INSTRUCTIONS)                                               (B) |_|

------------------------------------------------------------------------------
  3   SEC USE ONLY
------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF               0
     SHARES
                --------------------------------------------------------------
                 6   SHARED VOTING POWER
  BENEFICIALLY
                           1,778,617
    OWNED BY
                --------------------------------------------------------------
      EACH       7   SOLE DISPOSITIVE POWER

                           0
   REPORTING
                --------------------------------------------------------------
     PERSON      8   SHARED DISPOSITIVE POWER
      WITH

                           1,778,617

------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,778,617

------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                   |_|

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.12%

------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

------------------------------------------------------------------------------

-----------------------------                  -------------------------------
CUSIP NO. 171905300               13G                 PAGE 5 OF 10 PAGES
-----------------------------                  -------------------------------

------------------------------------------------------------------------------
  1   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  Joel Lusman

------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (A) |_|
      (SEE INSTRUCTIONS)                                               (B) |_|

------------------------------------------------------------------------------
  3   SEC USE ONLY
------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States of America

------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF               5,000
     SHARES
                --------------------------------------------------------------
                 6   SHARED VOTING POWER
  BENEFICIALLY
                           1,976,241
    OWNED BY
                --------------------------------------------------------------
      EACH       7   SOLE DISPOSITIVE POWER

                           5,000
   REPORTING
                --------------------------------------------------------------
     PERSON      8   SHARED DISPOSITIVE POWER
      WITH
                           1,976,241

------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,981,241

------------------------------------------------------------------------------
  10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                   |_|

------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            5.70%

------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

------------------------------------------------------------------------------

ITEM 1.(a)     NAME OF ISSUER

CINAR Corporation ("CINAR")

ITEM 1.(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

1055 Rene-Levesque Blvd. East
Suite 800
Montreal, Quebec
Canada H2L 455

ITEM 2. (a)    NAME OF PERSON FILING

This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons")*:

     (i)   Korsant Partners, LLC
     (ii)  Lusman Investment Partners
     (iii) Philip B. Korsant
     (iv)  Joel Lusman

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2. (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
               RESIDENCE

Korsant Partners, LLC
283 Greenwich Avenue
Greenwich, CT  06830

Lusman Investment Partners
21 Woodhull Rd.
East Setauket, NY  11733

Philip B. Korsant
283 Greenwich Avenue
Greenwich, CT  06830

Joel Lusman
45 West 67th Street
New York, NY 10023

ITEM 2. (c)    CITIZENSHIP

See Item 4 of the attached cover pages.

ITEM 2. (d)    TITLE OF CLASS OF SECURITIES

Class B Limited Voting Common Stock, no par value (the "Common Stock").

ITEM 2. (e)    CUSIP NUMBER

171905300

ITEM 3.

Not applicable as this Schedule is filed pursuant to Rule 13d-1(c).

ITEM 4.        OWNERSHIP

(a)  Amount beneficially owned:

     See Item 9 of the attached cover pages.

(b)  Percent of class:

     See Item 11 of the attached cover pages.

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote:

           See Item 5 of the attached cover pages.

     (ii)  Shared power to vote or to direct the vote:

           See Item 6 of the attached cover pages.

     (iii) Sole power to dispose or to direct the disposition:

           See Item 7 of the attached cover pages.

     (iv)  Shared power to dispose or to direct the disposition:

           See Item 8 of the attached cover pages.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON

Joel Lusman shares voting and dispositive powers with respect to the shares of Common Stock beneficially owned by Korsant Partners, LLC, Lusman Investment Partners and Philip B. Korsant.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

Not Applicable.

ITEM 10.       CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 2, 2004

                                   KORSANT PARTNERS, LLC


                                   By:  /s/ Philip B. Korsant
                                      -----------------------------------
                                      Name:  Philip B. Korsant
                                      Title: Managing Member


                                   LUSMAN INVESTMENT PARTNERS


                                   By: /s/ Joel Lusman
                                      -----------------------------------
                                      Name:  Joel Lusman
                                      Title: General Partner



                                       /s/ Philip B. Korsant
                                      -----------------------------------
                                           Philip B. Korsant



                                       /s/ Joel Lusman
                                      -----------------------------------
                                           Joel Lusman

                                 EXHIBIT A

      The undersigned, Korsant Partners, LLC, a Virginia limited liability company, Lusman Investment Partners, a New York limited partnership, Philip B. Korsant and Joel Lusman, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  February 2, 2004

                                   KORSANT PARTNERS, LLC


                                   By:  /s/ Philip B. Korsant
                                      -----------------------------------
                                      Name:  Philip B. Korsant
                                      Title: Managing Member


                                   LUSMAN INVESTMENT PARTNERS


                                   By: /s/ Joel Lusman
                                      -----------------------------------
                                      Name:  Joel Lusman
                                      Title: General Partner



                                       /s/ Philip B. Korsant
                                      -----------------------------------
                                           Philip B. Korsant



                                       /s/ Joel Lusman
                                      -----------------------------------
                                           Joel Lusman